EXHIBIT 10.5

ASSET PURCHASE OPTION AGREEMENT

     THIS ASSET PURCHASE OPTION AGREEMENT (the " Agreement "), dated effective as of April 15, 2009, is made by and among ALPHA LASER AND ALPHA IMAGING, LLC, a Delaware limited liability company (" Optionee "), a wholly-owned subsidiary of AMERICAN TONERSERV CORP., a Delaware corporation (" ATS "), MID-AMERICA ENVIRONMENTAL, LLC, an Indiana limited liability company (" MAE "), ALPHA IMAGING SOLUTIONS LLC, an Indiana limited liability company (" AIS " and together with MAE, individually and collectively, " Provider "), SCOTT ALTHAUS, JASON ALTHAUS, and AARON ALTHAUS (individually, " Principal " and collectively, " Principals ").

RECITALS

A. MAE is engaged in the business of providing printing supplies and service and AIS is engaged in the business of selling and servicing copiers (such businesses, collectively, the " Business "), which are located at 1730 N.

Burkhardt, Evansville, Indiana (the " Premises ").

B. Principals own directly or indirectly all of the issued and outstanding capital stock and/or membership interests of Provider.

C. Provider and ATS are parties to an Independent Sales Partner Agreement (the " ISP Agreement "), of even date herewith, pursuant to which ATS or its Affiliates will provide back-office support to Provider in operating the Business, including, without limitation, billing, collections, customer service, accounting and purchasing power.

D. Provider and Principals have agreed to grant to Optionee, during the period beginning on the date hereof and ending on the Option Termination Date, an option to purchase all of the Assets, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

     1. Definitions . Capitalized terms used herein shall have the meanings ascribed thereto in this Agreement or in the Purchase Agreement (as defined below).

     2. Option to Purchase Assets . Provided the ISP Agreement has not been terminated by Provider in accordance with its terms following an uncured material breach by Optionee, and provided that there is no uncured material breach by Optionee under this Agreement or any of the Option Documents (in either of which events this Agreement and all obligations and rights hereunder shall automatically terminate and be of no further force or effect), then subject to the terms and conditions contained herein, at any time after the date hereof and through and including the five (5) year anniversary of the date hereof (the " Option Termination Date "), Optionee shall have an irrevocable option (the " Option "), but not the obligation, to acquire from Provider the Assets, for an aggregate purchase price of Four Hundred Ninety-nine Thousand Six Hundred Dollars ($499,600), less any Option Consideration (as defined below) paid prior to the Closing Date (as defined below), and less any Damages (as defined in Section 7.2 hereof) for which Optionee or ATS is entitled to be indemnified pursuant to this Agreement. The amount of Option Consideration considered to be "paid" prior to the Closing Date (as defined below) shall be an amount equal to the value of the Closing Stock (as defined below) issued to Provider, valued at $0.25 per share, and by the amount paid in principal reduction to the Long-term Note (as defined below) and the Contingent Note (as defined below) prior to the Closing Date

     2.1. Exercise of Option . Optionee shall exercise the Option, if at all, by giving written notice thereof to Provider on or before the Option Termination Date (the date of such exercise, the " Exercise Date "). In the event that Optionee exercises the Option, the parties hereto shall promptly (but in no event later than five (5) business days following the Exercise Date) execute and deliver, or cause to be executed and delivered, and consummate the transactions contemplated by, the Purchase Documents (as defined below) (the date of such execution and delivery, the " Closing Date ").

     2.2. Purchase Documents . On or before the Closing Date, the parties shall execute and deliver the following documents (the "Purchase Documents "):

     (a) an Asset Purchase Agreement, substantially in the form attached hereto as Exhibit A (the "Purchase Agreement "), together with the schedules referred to therein, which schedules shall be mutually satisfactory and delivered within 30 days of the earlier to occur of (i) the Option Termination Date, or (ii) notice from Optionee that it intends to exercise the Option prior to the Option Termination Date.

     (b) a Bill of Sale, substantially in the form attached to the Purchase Agreement.

     (c) an Assignment and Assumption Agreement, substantially in the form attached to the Purchase Agreement.

     (d) an Intellectual Property Assignment, substantially in the form attached to the Purchase Agreement.

     (e) an Employment Agreement, in form and substance reasonably satisfactory to Optionee and each Principal.

     (f) a Noncompetition, Nonsolicitation and Nondisclosure Agreement, in form and substance reasonably satisfactory to Optionee and each Principal.

     (g) an assignment, sublease, novation, termination, lease or such other documents and agreements as the parties determine are necessary or appropriate in connection with the real property leased by Provider and used in the Business.

     (h) such other documents and agreements as the parties determine are necessary or appropriate in connection with the transactions contemplated by the Purchase Agreement.

     2.3. Option Documents . Simultaneously with the execution and delivery of this Agreement, the parties shall execute and deliver the following documents (the " Option Documents "):

     (a) the Promissory Note, substantially in the form attached hereto as Exhibit B (the " Long-term Note ").

     (b) the Contingent Promissory Note, substantially in the form attached hereto as Exhibit C (the " Contingent Note ").

     (c) Employment Agreements, substantially in the form attached hereto as Exhibit D (the " Employment Agreement ").

     (d) Offer Letters to join an ATS advisory board, substantially in the form attached hereto as Exhibit E (the "Offer Letters ").

     2.4. No Transfer of Assets or Assumption of Liabilities . Notwithstanding any other provisions in this Agreement to the contrary, no assets of Provider are hereby transferred to Optionee, and no liabilities of Provider are hereby assumed by Optionee.

3. Option Consideration .

     3.1. Option Consideration . Subject to adjustment as provided below, the aggregate consideration (the " Option Consideration ") to be paid by Optionee to Provider for the Option shall be Four Hundred Ninety-nine Thousand Six Hundred Dollars ($499,600), less any Damages for which Optionee or ATS is entitled to be indemnified pursuant to this Agreement.

     3.2. Payment of the Option Consideration . The Option Consideration shall be paid by Optionee to Provider as follows:

     (a) Promissory Notes . Optionee shall execute and deliver to Provider the following promissory notes (collectively, the " Notes "):

     (1) Long - term Note . The Long-term Note, made payable to Provider in the principal amount of Three Hundred Thirty-seven Thousand Eight Hundred Dollars ($337,800). The Long-term Note will bear interest at seven percent (7%) per annum and be amortized over sixty (60) months and be payable in equal monthly installments of principal and interest of approximately Six Thousand Six Hundred Eighty-nine Dollars ($6,689).

     (2) Contingent Note . The Contingent Note, made payable to Provider in the original principal amount of One Hundred Eleven Thousand Eight Hundred Dollars ($111,800), bearing interest at five percent (5%) per annum. No payment shall be due during the first two (2) months following the date hereof, but interest shall accrue during such period and the accrued interest and principal shall then be due and payable in fifty-eight (58) monthly installments. The principal amount of the Contingent Note shall be increased or decreased, as the case may be, on a quarterly basis, by the amount of any adjustment contemplated by Section 3.3 hereof.

     (3) Additional Terms and Conditions . The following terms and conditions shall be included in the Notes, as more fully described therein.

     (i) Offsets . Optionee expressly reserves against Provider the right of offset against sums payable under the Notes (in the priority described below) an amount equal to (i) any downward adjustment contemplated by Section 3.3; and (ii) any Damages for which Optionee or ATS is entitled to be indemnified pursuant to this Agreement. Optionee shall exercise its right of offset in the following priority: first against sums payable under the Contingent Note, then against the sums payable under the Long-term Note.

     (ii) Assignment . The Notes shall not be transferred or assigned, by operation of law or otherwise, without the prior written consent of Optionee, which consent shall not be unreasonably withheld if the transferee or assignee thereof is an Affiliate of Provider who agrees in writing to be bound by the terms and conditions in such Note.

     (iii) Nonrecourse . Notwithstanding any other provision of this Agreement to the contrary, each of the Notes are nonrecourse as to Optionee and ATS. Upon the occurrence and continuance of an Event of Default (as defined in the Notes), including application of any notice and cure periods, Provider and/or Principals' sole recourse shall be to retain any amounts previously paid thereunder and to terminate the Option and the ISP Agreement. Provider and/or Principals shall have no other recourse against Optionee and/or ATS or any assets of Optionee and/or ATS. This provision is not intended to constitute a discharge or release of any obligation contained in the Notes, but is a covenant by Provider and Principals not to sue Optionee and/or ATS for a deficiency.

     (b) Closing Stock . Promptly following execution and delivery of this Agreement, ATS shall issue to Provider Two Hundred Thousand (200,000) shares of common stock of ATS (the " Closing Stock "), such amount being equal to the quotient obtained by dividing Fifty Thousand Dollars ($50,000), by $0.25. The Closing Stock shall be subject to a twenty-four (24)-month lock up period, during which time Provider shall not sell, assign, pledge, encumber, hypothecate, or in any other manner transfer any of the Closing Stock or any right or interest therein, whether voluntarily or by operation of law. In order to enforce the foregoing covenant, ATS may impose a restrictive legend on each certificate representing the Closing Stock and a stop-transfer instructions with respect to the Closing Stock until the end of such period. Immediately following the twenty-four (24) month lock up period, ATS shall, upon written request, take such steps as may be reasonably necessary, if any, to remove the restrictive legend and stop-transfer instructions on such Closing Stock, and provided it is to be sold in compliance with Rule 144, the Closing Stock will be tradeable on the over-the counter market or other market in which ATS stock is then being traded.

     3.3. Option Consideration Adjustments . The Option Consideration is subject to the following adjustments, which adjustments shall be effected by lowering the principal amount of the Contingent Note:

     (a) ISP Agreement Adjustment . The Option Consideration shall be adjusted downward in an amount equal to one dollar for each dollar of compensation paid to Provider under the ISP Agreement.

(b) Contingent Adjustment .

     (1) Contingent Adjustment . Adjusted EBITDA shall be calculated on a quarterly basis and the principal amount of the Contingent Note shall be adjusted as follows: (i) in the event that the aggregate Adjusted EBITDA for any calendar quarter during any Contingent Period is less than the Quarterly Target Amount, the principal amount of the Contingent Note shall be adjusted downward; and (ii) in the event that the aggregate Adjusted EBITDA for any calendar quarter during any Contingent Period is more than the Quarterly Target Amount, the principal amount of the Contingent Note shall be adjusted upward, in each case, in accordance with the sample calculations attached hereto as Schedule 3.3(b)(1) attached hereto. As a result of the contingent adjustments described herein, at the end of the full Contingent Period, the principal amount of the Contingent Note shall be equal to the Adjusted EBITDA for the full Contingent Period multiplied by forty percent (40%).

     (2) Determination of Contingent Adjustment . No later than forty-five (45) days following the expiration of each calendar quarter during each Contingent Period, Optionee shall deliver to Provider a statement (the " EBITDA Statement ") setting forth its computation of the aggregate Adjusted EBITDA for such calendar quarter. The EBITDA Statement shall become final and binding upon the parties fifteen (15) days following Provider's receipt thereof unless Provider gives written notice of its disagreement (" EBITDA Dispute Notice ") to Optionee prior to such date. Provider shall have such fifteen (15)-day period to bring a dispute, but only on the basis that the amounts reflected on the EBITDA Statement were not presented in accordance with generally accepted accounting principles or this Agreement, or were otherwise inaccurate or incomplete. Within thirty (30) days after delivery of such EBITDA Dispute Notice, the parties hereto shall attempt to resolve such dispute and agree in writing upon the final content of the disputed EBITDA Statement. If Optionee and Provider are unable to resolve any dispute within the thirty (30)-day period after Provider's receipt of an EBITDA Dispute Notice, Provider and Optionee shall jointly engage an accounting firm acceptable to and jointly engaged by both Optionee and Provider, provided such accounting firm has not performed accounting, tax or auditing services for Optionee or Provider or any of their respective Affiliates during the past three (3) years (the " Arbitrating Accountant "). The Arbitrating Accountant shall promptly, and in any event within forty-five (45) days after the date of its appointment, determine, based solely on presentations by Optionee and Provider, and not by independent review, only those issues in dispute and shall render a written report as to the dispute and the resulting computation of the EBITDA Statement and the aggregate Adjusted EBITDA for the relevant calendar quarter, which shall be conclusive and binding upon the parties and not subject to appeal or judicial review. In resolving any disputed item, the Arbitrating Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Upon the resolution of all such disputes, the EBITDA Statement shall be revised to reflect such resolution. The Arbitrating Accountant shall determine the proportion of its fees and expenses to be paid by each of Provider and Optionee, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective parties.

     (3) Computation of EBITDA . The calculation of EBITDA shall be computed in a manner which treats Provider as a separate profit and cost center, distinct from ATS and other Affiliates of ATS. The EBITDA shall be computed without regard to any ATS general and administrative overhead allocation; provided, however, any direct expenses or costs paid by ATS on behalf of Provider will be included in the calculation of EBITDA.

     (4) Definitions . As used in this Agreement, the following terms shall have the following meanings:

     (i) " Adjusted EBITDA " shall mean, for any period, EBITDA for such period minus an amount equal to the principal and interest paid during such period by Optionee under the Long-term Note.

     (ii) " EBITDA " shall mean, for any period, the aggregate net income of Optionee (determined in accordance with generally accepted accounting principles) for such period plus , to the extent deducted in computing such net income, without duplication, the sum of (i) interest expense, (ii) income tax expense or, if imposed by any relevant jurisdiction in lieu of an income tax, franchise and/or gross receipts tax expense, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill), and (v) other non-cash items decreasing net income; and minus , to the extent added in computing such net income, without duplication, the sum of (A) interest income, (B) extraordinary nonrecurring gains and (C) other non-cash items increasing net income; as adjusted for mutually agreed upon addbacks and deducts.

     (iii) " Contingent Period " shall mean the twelve (12) month period following the date hereof and each twelve (12) month period thereafter, ending on the Option Termination Date.

     (iv) " Quarterly Target Amount " shall equal Thirty-three Thousand Seven Hundred Fifty Dollars ($33,750), which amount is equal to 25% of the Target Amount.

     (v) " Target Amount " shall equal One Hundred Thirty-five Thousand Dollars ($135,000).

     4. Representations and Warranties of Provider and Principals . Provider and Principals hereby, jointly and severally, represent and warrant to Optionee and ATS that:

     4.1. Organization . Provider is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Indiana and has all requisite power and authority to carry on the Business as presently conducted. Provider is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Provider.

     4.2. Capitalization . Principals are the sole owners of all of the issued and outstanding stock and/or membership interests of Provider, and no other person owns any right, title, or interest in Provider or the Business.

     4.3. Authority; Enforceability . Provider has full power and authority to execute and deliver this Agreement and the Option Documents to which it is a party, and to perform its obligations hereunder and thereunder. Principals have all requisite capacity, power and authority to execute and deliver this Agreement and each of the Option Documents to which they are a party and to perform their obligations hereunder and thereunder. This Agreement and the Option Documents to which they are a party constitute the valid and legally binding obligations of Provider or Principals, as the case may be, enforceable in accordance with their respective terms and conditions, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.4. No Conflict . The execution, delivery and performance of this Agreement and the Option Documents to which they are a party by Provider, or Principals, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under Provider's articles of organization or articles of incorporation (or equivalent documents) or operating agreement or bylaws (or equivalent documents); (ii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Provider or Principals, as the case may be, are a party or by which they are bound, or which relates to the Assets or the Business; (iii) result in the creation of any Encumbrance on any of the Assets; (iv) violate any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board; or (v) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits relating to the Assets or the Business; or (vi) give any party with rights under any Contract, Judgment or other restriction to which Provider is a party or by which it is bound or which relates to the Assets or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Judgment or restriction.

     4.5. No Consents . No consents, approvals or authorizations of, or declaration, filing or registration with, any governmental authority or any other person or entity are required for the execution, delivery and performance by Provider or Principals, as the case may be, of this Agreement and the Option Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby.

     4.6. Title to Assets . Provider is the sole owner of all the Assets and, other than certain liens existing as of the date hereof securing certain indebtedness to First Federal Savings Bank, Legence Bank, and Old National Bank, has good and marketable title to the Assets.

     4.7. Sufficiency of Assets . The Assets are adequate to conduct the Business as it is presently conducted and as it has been conducted during the periods reflected in the Financial Statements, and the Assets are adequate to enable Provider to continue to conduct the Business as it is presently conducted and as it has been conducted during the periods reflected in the Financial Statements.

     4.8. Claims and Legal Proceedings . There are no Claims pending or threatened, or any order, injunction or decree outstanding, against Seller. There is no reasonable basis for future Claims against Seller which, if adversely determined, might result in a Material Adverse Change.

     As used in this Agreement, " Claim " shall mean any private, judicial or administrative claim, demand, cause of action, suit, litigation, proceeding, arbitration, hearing, inquiry, investigation, action, order, consent, agreement or similar action.

     4.9. Books and Records . Provider's books, accounts and records are, and have been, maintained in Provider's usual, regular and ordinary manner, and all transactions to which Provider has been a party are properly reflected therein.

4.10. Financial Statements .

     (a) Attached hereto as Schedule 4.10 are the following financial statements of the Business (collectively, the " Financial Statements "): (i) an unaudited balance sheet (the " Balance Sheet ") dated as of December 31, 2008 (the " Balance Sheet Date "), and (ii) an unaudited statement of income for the trailing twelve (12)-month period ending on the Balance Sheet Date.

     (b) The Financial Statements (i) were prepared from the books and records kept by Provider for the Business (which books and records are correct and complete in all material respects), (ii) are true and correct in all material respects, (iii) have been prepared on an income tax basis applied on a consistent basis throughout the periods covered thereby, and (iv) present fairly the financial condition of Provider and the Business as of such dates and the results of operations of Provider and the Business for such periods; provided, however, that the Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Business does not have any liabilities or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable, that are not reflected in the Financial Statements or which are not otherwise disclosed in this Agreement or any schedule or exhibit hereto.

     4.11. Compliance with Laws. Provider, in the conduct of the Business and in the ownership of the Assets, has not violated and is not in violation of, nor has it made any improper payments or incurred any liability in respect of, any material provision of federal, state or local laws, codes, regulations or ordinances, including, without limitation, relating to environmental protection, health, hazardous or toxic substances, building use and occupancy, fire or safety hazards, occupational safety, labor or employee benefit or employment discrimination laws, nor has Provider or Principals, as the case may be, received any notices of investigation or violation pertaining to any such matters.

     4.12. Taxes . All Tax obligations of Provider with respect to its operation of the Business have been timely paid or are being contested in good faith, Provider has no liability for any delinquent Tax obligations with respect to its operation of the Business and no interest or penalties have accrued or are accruing with respect thereto, whether state, county, local or otherwise with respect to any periods prior to the date of this Agreement. Neither Provider nor any Principals is a "foreign person" (as that term is defined in Section 1445 of the Code).

     4.13. Affiliated Transactions . Provider has disclosed to Optionee every business relationship (including employment relationships) between Provider, on the one hand, and Principals and/or Principals' Affiliates, on the other hand. None of said parties (other than Provider), directly or indirectly, own any assets which are used in the Business, or is engaged in any business which competes with the Business.

     As used in this Agreement, " Affiliate " shall mean with respect to any person means any other person who directly or indirectly controls, is controlled by, or is under common control with such person including in the case of any person who is an individual, his or her spouse or registered domestic partner, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses or registered domestic partner. For purposes of the previous sentence, (i) " control " shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person through voting securities, contract or otherwise; and (ii) "person " shall mean any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

     4.14. Permits . Provider has obtained and does now maintain all licenses, permits, registrations, approvals and agreements and consents which are required in connection with the ownership or operation of the Assets or the conduct of the Business as presently conducted (the " Permits "). Provider is not in violation of any Permits, and no written notice has been received by Provider or Principals alleging any such violation, nor is there any reasonable basis for future violations which might have a material adverse effect on the Business as presently conducted or the Assets.

     4.15. Significant Customers and Suppliers . To Provider's knowledge, no significant customer or significant supplier is involved in, threatened with or affected by, any Claim, Judgment or circumstances that may materially and adversely affect the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business; (ii) there is no indication recognized by Provider that any significant customer or significant supplier intends to terminate or modify its relationship with Provider; and (iii) to Provider's knowledge, the consummation of the transactions contemplated by this Agreement, the Option Documents, or the Purchase Documents will not adversely affect the relationship of Provider with any significant customer or significant supplier. No significant customer or significant supplier has during the last 12 months decreased or limited materially, or threatened to decrease or limit materially, its purchase of Provider's products, or its supply of materials or services to Provider, as the case may be.

     4.16. Material Adverse Change . Without limiting any other representation or warranty contained herein, since the Balance Sheet Date, Provider has not suffered or been threatened with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects, including the existence or threat of any labor dispute, or any material adverse change in, or loss of, any relationship between Provider and any of its customers, suppliers or key employees, or that might have a material adverse effect on the rights, duties or obligations of the parties set forth in this Agreement (a " Material Adverse Change "), exclusive of adverse changes in the economy generally.

     4.17. Brokers . Neither Provider nor any of its Affiliates has engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated by this Agreement, and no person has, as a result of any agreement or action by Provider or any of its Affiliates, any right or valid claim against Provider for any commission, fee or other compensation as a broker, finder or any similar capacity in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Provider.

     4.18. Securities Representation . In connection with the issuance and acquisition of the Closing Stock contemplated by Section 3 hereof (the "Securities "),

Provider and each Principal (collectively, "Subscriber ") hereby further represents and warrants to ATS as follows:

     (a) Subscriber has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of the prospective investment, within the meaning of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the " Securities Act "). Subscriber has not been organized solely for the purpose of acquiring the Securities.

     (b) Subscriber is acquiring and will hold the Securities for investment for account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

     (c) Subscriber understands that the Securities has not been registered under the Securities Act by reason of a specific exemption therefrom and that the Securities must be held indefinitely, unless they are subsequently registered under the Securities Act or Subscriber obtains an opinion of counsel, in form and substance satisfactory to ATS and its counsel, that such registration is not required. Subscriber further acknowledges and understands that ATS is under no obligation to register the Securities.

     (d) Subscriber is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject only to the satisfaction of certain conditions. Subscriber acknowledges and understands that the conditions for resale set forth in Rule 144 may not have been satisfied and that ATS is not obligated to satisfy these conditions in the foreseeable future.

     (e) Subscriber will not sell, transfer or otherwise dispose of the Securities in violation of the Securities Act, the Securities Exchange Act of 1934, as amended (the " Exchange Act "), or the rules promulgated thereunder, including Rule 144 under the Securities Act. Subscriber agrees not to dispose of the Securities unless and until Subscriber has provided ATS with written assurances, in substance and form satisfactory to ATS, that (i) the proposed disposition does not require registration of the Securities under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (ii) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Securities under any state blue sky laws or regulations.

     (f) Subscriber has been furnished with, and has had access to, such information as each Subscriber considers necessary or appropriate for deciding whether to invest in the Securities, and each Subscriber has had an opportunity to ask questions and receive answers from ATS regarding the terms and conditions of the issuance of the Securities.

     (g) Subscriber is aware that Subscriber's investment in ATS is a speculative investment that has limited liquidity and is subject to the risk of complete loss. Subscriber is able, without impairing Subscriber's financial condition, to hold the Securities for an indefinite period and to suffer a complete loss of Subscriber's investment in the Securities.

     5. Representations and Warranties of Optionee and ATS . Optionee and ATS, jointly and severally, hereby represent and warrant to Provider and Principals that:

     5.1. Organization . Optionee is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted. ATS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted. Optionee and ATS are each duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or their properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Optionee or ATS.

     5.2. Authority; Enforceability . Optionee and ATS have full power and authority to execute and deliver this Agreement and the Option Documents to which they are a party, and to perform their respective obligations hereunder and thereunder. This Agreement and the Option Documents to which each of Optionee and ATS are parties constitute the valid and legally binding obligations of Optionee and ATS, enforceable in accordance with their respective terms and conditions, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     5.3. No Conflict . The execution, delivery and performance of this Agreement and the Option Documents to which it is a party by Optionee and ATS, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under ATS's certificate of incorporation or bylaws (or equivalent documents) or Optionee's certificate of organization or operating agreement (or equivalent documents); (ii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Optionee or ATS is a party or by which Optionee or ATS is bound; or (iii) violate any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board.

     5.4. No Consents . No consents, approvals or authorizations of, or declaration, filing or registration with, any governmental authority or any other person or entity are required for the execution, delivery and performance by Optionee or ATS of this Agreement and the Option Documents to which Optionee or ATS is a party, and the consummation of the transactions contemplated hereby and thereby.

     5.5. Compliance with Laws. Optionee has not violated and is not in violation of, nor has it made any improper payments or incurred any liability in respect of, any material provision of federal, state or local laws, codes, regulations or ordinances, including, without limitation, relating to environmental protection, health, hazardous or toxic substances, building use and occupancy, fire or safety hazards, occupational safety, labor or employee benefit or employment discrimination laws, nor has Optionee or ATS, as the case may be, received any notices of investigation or violation pertaining to any such matters.

     6. Covenants . The parties hereto covenant and agree to take the following actions between the date hereof and the earlier of the Option Termination Date and, if the Option is exercised prior to the Option Termination Date, the Closing Date:

6.1. Access; Confidentiality .

     (a) Access . Provider shall (i) give Optionee and its authorized representatives reasonable access, during normal business hours, to all plants, offices, warehouses and other facilities; (ii) furnish Optionee and its authorized representatives with all documents and information relating to the Assets and the Business as may be reasonably requested by Optionee and its authorized representatives; (iii) permit Optionee and its authorized representatives to review all books, records and contracts relating to the Assets and the Business as may be reasonably requested by Optionee and its authorized representatives, and make copies thereof; (iv) make available Provider's employees and advisors, including those responsible for the management of the Business, and cause Provider's employees and advisors to furnish Optionee and its authorized representatives with data and other information with respect to the Assets and the Business as may be reasonably requested by Optionee and its authorized representatives, and discuss with Optionee and its authorized representatives the affairs of the Business; and (v) fully cooperate with Optionee and its authorized representatives in their investigation and examination of the Assets and the affairs of the Business. No investigation, or receipt of information provided by or on behalf of Provider or Principals or review thereof by Optionee or ATS or their representatives shall affect any of the representations, warranties, covenants and agreements of Provider and Principals contained in this Agreement and the Purchase Agreement.

     (b) Confidentiality . Optionee and ATS shall keep confidential and not use or disclose to any party any confidential information acquired by Optionee or ATS from Provider pursuant to this Section 6.1 or otherwise disclosed in connection with the negotiation of this Agreement, unless Provider shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and non-use shall not apply to any information which (i) at the time of disclosure is, or thereafter becomes, available to the public through no breach of this Agreement by Optionee or ATS; or (ii) was known to, or otherwise in the possession of, Optionee, ATS or their Affiliates prior to the receipt of such information from Provider; or (iii) is obtained by Optionee or ATS from a source other than Provider and other than one who would be breaching a commitment of confidentiality to Provider by disclosing the information to Optionee and ATS; or (iv) is developed by Optionee, ATS or their Affiliates independently of Provider's confidential information; or (v) is required to be disclosed by Optionee or ATS in connection with a pending Claim; and provided further that in the event Optionee or ATS becomes required in connection with a pending Claim to disclose any of the information acquired from Provider in connection with this Agreement, then Optionee and ATS shall provide Provider with reasonable notice so that Provider may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, Optionee and ATS shall furnish only that portion of the information which is required and shall endeavor, at Provider's expense, to obtain a protective order or other assurance that the portion of the information furnished by Optionee or ATS will be accorded confidential treatment. The obligations of Optionee and ATS set forth in this Section 6.1(b) shall be in effect for a period of two (2) years from the date of this Agreement.

     6.2. Conduct of Business . Prior to the Closing Date, Provider shall conduct the Business in the ordinary course consistent with past practice. Without limiting the foregoing, Provider shall, except as otherwise contemplated by the ISP Agreement, or unless otherwise expressly approved by Optionee:

     (a) maintain the Business intact, market, promote, sell and distribute the Products consistently with Provider's past practice, and preserve the goodwill of the Business and present relationships with the customers and suppliers of the Business and others with whom the Business has business relations;

(b) maintain the Assets in good operating condition and repair;

     (c) meet the contractual obligations of the Business and perform and pay its obligations as they mature in the ordinary course of business; provided, however, notwithstanding Provider's ordinary course of business, Provider shall pay all accounts payables arising prior to the date of this Agreement in full on or before the date that is 45 days after the date of this Agreement;

(d) use and sale Inventory in the ordinary course of business;

     (e) make payments and filings required to continue the Intellectual Property and continue to prosecute and maintain all pending applications therefor in all jurisdictions in which such applications are pending;

     (f) comply with all Judgments, all laws, statutes, rules, ordinances and regulations promulgated by any governmental authority and all Permits applicable to the conduct of the Business or the ownership or operation of the Assets or the facilities, and maintain, and prosecute applications for, such Permits and pay all Taxes, assessments and other charges applicable thereto;

     (g) promptly advise Optionee in writing of any Material Adverse Change;

     (h) not take any action, or omit to take any action, that would result in any of Provider's representations and warranties made herein being inaccurate at the time of such action or omission as if made at and as of such time;

     (i) give notice to Optionee promptly upon becoming aware of any inaccuracy of any of Provider's representations or warranties made herein or of any event or state of facts that would result in any such representation or warranty being inaccurate at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail);

     (j) not solicit, approach or furnish information to any prospective buyer, or negotiate with any third party concerning the sale or transfer of the Assets, the Business or any part thereof, whether any of such actions are taken directly or indirectly, through a representative or otherwise;

     (k) not (1) split, combine or reclassify any of its membership interests or capital stock, as applicable, or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests or capital stock, as applicable; or (2) purchase, redeem or otherwise acquire any of its membership interests or capital stock, as applicable, or other securities;

     (l) not issue, deliver, sell, pledge, dispose of or otherwise encumber any of its membership interests or capital stock, as applicable, or other securities (including any rights, warrants or options to acquire any securities);

     (m) not amend its certificate of formation or certificate of incorporation, as applicable, its operating agreement or bylaws, as applicable, or any similar organizational documents;

     (n) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

     (o) not alter through merger, liquidation, reorganization, restructuring or in other fashion its limited liability company or corporate structure, as applicable;

(p) not voluntarily dissolve or liquidate;

     (q) not file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Requirements of Law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case under any such Requirements of Law or apply for or consent to the appointment of a rescuer, liquidator, assignee, custodian or trustee (or similar office) of Provider or Principals; or

     (r) enter into any other agreement or commitment to take any action prohibited by this Section 6.2; and

     (s) keep the Business and the Assets insured for risks and in amounts standard for companies in Provider's industry and location and as Optionee may request, which insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Optionee, and all liability policies will show Optionee as an additional insured and provide that the insurer must give Optionee at least twenty (20) days notice before canceling its policy.

     6.3. Exclusive Dealing . Provider and Principals have not and shall not, and have not and shall not permit any of their respective Affiliates, or other representative of any of the foregoing (including advisors, agents, attorneys, employees or consultants) to take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any person, other than Optionee and ATS (and their respective Affiliates and representatives), concerning any purchase of assets, securities of Provider, or any merger, contribution, recapitalization, investment or similar transaction involving Provider or the Business. From the date of this Agreement until the date set forth in the first sentence of this Section, Provider and Principals shall promptly (and in any event within two (2) days thereof) (i) disclose to Optionee the existence or occurrence of any proposal or contract that any of them or any of their representatives described above may receive or become aware in respect of any such transaction and the identity of the person from whom such a proposal or contract is received, and (ii) provide to Optionee a copy of any such proposal or contract.

     6.4. Notice of Developments . Provider will give prompt written notice to Optionee of any development occurring after the date of this Agreement and prior to the Closing Date, or any item about which Provider did not have actual knowledge on the date of this Agreement, that causes or reasonably could be expected to cause the failure of any of the representations and warranties in Section 3.3(b)(4)(v) hereof to be true and correct. No disclosure by Provider pursuant to this Section shall be deemed to amend or supplement the Schedules attached hereto or to prevent or cure any misrepresentation or breach of any warranty or covenant.

     6.5. Employment Agreements . Each Principal shall enter into an Employment Agreement with Provider, pursuant to which Provider shall pay to each Principal an annual base salary of $54,600. Principals shall also be entitled to bonuses based on revenue and EBITDA growth.

     6.6. Advisory Board . ATS shall deliver and each Principal shall accept the Offer Letter to join an advisory board (or similar board auxiliary to the ATS Board of Directors), pursuant to which they will provide continuing advice and support to ATS, on such terms and conditions as will be contained in the Offer Letter.

     6.7. Stock Options . As consideration for serving on the advisory board, subject to approval of the ATS Board of Directors, ATS shall grant, from time to time, up to 500,000 nonqualified stock options to Principals under the 2008 Nonqualified Stock Incentive Plan of ATS, as amended to date, subject to applicable terms, conditions and qualifications established by or at the direction of the ATS Board of Directors (or a compensation committee thereof) from time to time. The exercise price per share shall be equal to the fair market value of the ATS common stock on the date of grant. As a condition to receiving such option grants, each Principal shall have entered into Stock Option Agreements, substantially in the form attached hereto as Exhibit F (the "Stock Option Agreement "), containing customary terms and conditions and the following vesting schedule, which is based on the percentage by which EBIDTA for a Contingent Period exceeds the Target Amount:

	Percent of	Cumulative
Percent of	Additional Options	Percent of
Target Amount	Vested	Options Vested

105%	10%	10%
110%	15%	25%
115%	25%	50%
120%	25%	75%
125%	25%	100%

     6.8. Further Assurances . The parties shall execute such further documents, and perform such further acts, as may be necessary to comply with the terms of this Agreement and consummate the transaction contemplated hereby.

7. Survival and Indemnification .

     7.1. Survival . The representations and warranties of the parties contained in this Agreement, any Option Document, or in any certificates delivered pursuant to this Agreement or in connection herewith or therewith will survive for a period of twenty four (24) months from the date of this Agreement; provided, however, that the representations and warranties contained in Sections 4.6 (Title to Assets), 4.7 (Sufficiency of Assets), 4.8 (Claims and Legal Proceedings), 4.12 (Taxes), and 4.17 (Brokers) (collectively, the " Excepted Representations ") shall survive until six (6) months following the expiration of the statute of limitations applicable to the matters covered thereby (after giving effect to any waiver or extension thereof other than any waiver or extension granted by Optionee without the consent of Provider). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in good faith to the party against whom such indemnity may be sought prior to such time. All covenants and agreements of the parties contained in this Agreement or any Option Documents will survive the Closing indefinitely.

     7.2. Indemnification by Provider and Principals . Each Provider and each Principal, joint and severally, shall indemnify, defend, and hold harmless Optionee, ATS and their respective Affiliates and each of their respective officers, directors, managers, employees, and agents (the " Optionee Indemnified Parties ") from and against all liabilities, damages (other than consequential or special damages), losses (including diminution in value), costs, and expenses (including reasonable attorneys' and consultant's fees and expenses) (" Damages ") incurred or suffered by them as a result of, relating to or arising out of, (i) any failure of any representation or warranty made by Provider or Principals in this Agreement, any Option Document, the ISP Agreement, or in any certificates delivered pursuant hereto or thereto, to be true and correct as of the date of this Agreement; (ii) any breach of any covenant or agreement of Provider or Principals in this Agreement, any Option Document, or the ISP Agreement; (iii) any liabilities or obligations of any Provider Indemnified Parties, whether they arise before or after the date of this Agreement, including, without limitation, any employee-related, environmental-related, creditor-related or tax-related Claims or liabilities; (iv) any third party claims or litigation relating to incidents, whether occurring before or after the date of this Agreement in connection with the Business; or (v) without limiting the generality of the foregoing clause (iii), the discrimination charge filed with the City of Evansville—Vanderburgh County Human Relations Commission against Provider by Michele Tucker, captioned Michele Tucker vs. Alpha Laser (CCHRC Charge No. 09-027; EEOC Charge No. 24C-2009-00049).

     7.3. Indemnification by Optionee and ATS . Optionee and ATS, jointly and severally, shall indemnify, defend, and hold harmless Provider and Principals and their respective Affiliates and each of their respective officers, directors, managers, employees, and agents (the " Provider Indemnified Parties "), from and against all Damages incurred or suffered by them as a result of, relating to or arising out of, (i) any failure of any representation or warranty made by Optionee or ATS in this Agreement, any Option Document, or in any certificates delivered pursuant to this Agreement to be true and correct as of the date of this Agreement; (ii) any breach of any covenant or agreement of Optionee or ATS in this Agreement or any Option Document; (iii) any liabilities or obligations of any Optionee Indemnified Parties.

7.4. Procedure for Indemnification .

     (a) If any person who or which is entitled to seek indemnification under Section 7.2 or 7.3 (an "Indemnified Party ") receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any person who or which is not a party to this Agreement (a "Third Party Claim ") against such Indemnified Party with respect to which the person against whom or which such indemnification is being sought (an " Indemnifying Party ") is obligated to provide indemnification under this Agreement, the Indemnified Party shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense.

     (b) If, within 30 days after giving notice of a Third Party Claim to an Indemnifying Party, an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs and expenses paid or incurred in connection therewith; and (ii) the Indemnified Party may employ separate counsel, and the Indemnifying Party shall bear the reasonable expenses of such separate counsel, if in the written opinion of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest. Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any settlement of any Third Party Claim that would lead to loss, liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.

     (c) Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a " Direct Claim ") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

     (d) A failure to give timely notice or to include any specified information in any notice as provided in this Section 7.4 shall not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

7.5. Miscellaneous .

     (a) Threshold and Cap . No party shall have any liability for Damages (either as a result of any Direct Claim or any Third Party Claim) resulting from any inaccuracy in any representation or warranty in this Agreement (i) unless and until the aggregate amount of all such Damages exceed Ten Thousand Dollars ($10,000) (the " Threshold "), and then only for the amount of Damages in excess of the Threshold, or (ii) in excess of a maximum aggregate amount of liability equal to the Option Consideration (the " Cap "); provided, however, that (x) neither the Threshold nor the Cap shall apply to Damages resulting from, related to or arising out of the inaccuracy of any Excepted Representations (and such Damages shall be disregarded in calculating whether a party has suffered Damages in excess of the Threshold), and (y) neither the Threshold nor the Cap shall apply to Damages resulting from, related to or arising out of the fraud, willful misconduct or gross negligence of Optionee, ATS, Provider or Principals. The indemnification obligations of Provider shall be applied in the order described in Section 3.2(a)(3)(i) hereof.

     (b) Adjustment in Option Consideration . To the maximum extent permissible by law, any amounts which an Indemnifying Party actually pays under this Section shall constitute, in the case of Provider or Principals, a decrease in the Option Consideration, and in the case of Optionee, an increase in the Option Consideration.

     (c) Non - exclusive Remedy . The indemnity obligations contained in this Section shall not be the exclusive remedy that any Indemnifying Party may have to any Indemnified Party with respect to matters arising under this Agreement.

     (d) Effect of Investigation . The right to indemnification and all other remedies based on any representation, warranty, covenant or obligation of Provider or Principals on one hand or Optionee or ATS on the other hand contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by Optionee or ATS on one hand or Provider and Principals on the other hand at any time, whether before or after the execution and delivery of this Agreement or the date of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Optionee or Provider and Principals to consummate the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation.

8. General Provisions .

     8.1. Notice . Any notice required or permitted under this Agreement shall be given in writing and delivered as described herein. A notice shall be deemed effectively given as follows: (i) upon personal delivery; (ii) one (1) business day after transmission by electronic means, provided such transmission is electronically confirmed as having been successfully transmitted and a copy of such notice is deposited within 24 hours for either overnight delivery or for registered or certified mail, in accordance with clause (iii) or (iv) below, respectively; (iii) one (1) business day after deposit with a reputable overnight courier service, prepaid for overnight delivery; or (iv) three (3) business days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested. Addresses for notice shall be as follows, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties:

If to Provider or Principals :

Mid-America Environmental, LLC
Alpha Imaging Solutions LLC
1730 N. Burkhardt
Evansville, IN 47115
Attn: Scott Althaus, Jason Althaus or Aaron Althaus
Fax: (812) 475-1645

With a copy, which shall not constitute notice but shall be delivered at the same time and by the same means, to :

Kahn, Dees, Donovan & Kahn, LLP
501 Main Street, Suite 305
Post Office Box 3646
Evansville, Indiana 47735-3646
Attn: Jeffrey K. Helfrich
Fax: (812) 423-3841

If to Optionee :

Alpha Laser and Alpha Imaging, LLC
c/o American TonerServ Corp.
420 Aviation Blvd., Suite 103
Santa Rosa, CA 95403
Attn: Charles E. Mache, President and CEO
Fax: (707) 581-7450

With a copy, which shall not constitute notice but shall be delivered at the same time and by the same means, to :

Spaulding McCullough & Tansil LLP
90 South E Street, Suite 200
Santa Rosa, CA 95404
Attn: Kevin J. McCullough or Douglas J. (DJ) Drennan
Fax: (707) 524-1906

     8.2. Time of Essence . Time is of the essence with respect to the terms, covenants, and conditions contained herein.

     8.3. Entire Agreement . This Agreement, including any other agreements, exhibits, and schedules to be entered into in connection with the transactions contemplated hereby and specifically referenced in this Agreement, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings of the parties hereto, whether written or oral.

     8.4. Construction . Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party. Every exhibit, schedule, attachment, or other appendix attached to this Agreement and referred to herein shall constitute a part of this Agreement and is hereby incorporated herein by reference. Any reference to any federal, state, local, or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context clearly requires otherwise, (i) plural and singular numbers will each be construed to include the other; (ii) the masculine, feminine, and neuter genders will each be construed to include the others; (iii) "shall," "will," "must," "agree," and "covenants" are each mandatory; (iv) "may" is permissive; (v) "or" is not exclusive; and (vi) "includes" and "including" are not limiting; and (vii) "knowledge" will mean knowledge after due inquiry and knowledge of Provider will include knowledge of any Principal.

     8.5. Amendments and Waivers . Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), but only with the written consent of the party or parties to be bound thereby. No delay in the exercise of any right or remedy under this Agreement shall constitute a waiver thereof and the waiver by any party of any right or remedy under this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

     8.6. Assignment . This Agreement shall not be assignable by either party without the prior written consent of the other party, except that Optionee may assign its rights and delegate its duties under this Agreement to ATS or a subsidiary of ATS and may assign its rights under this Agreement to its lenders for collateral security purposes.

     8.7. No Third Party Beneficiaries . Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     8.8. Headings . The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

     8.9. Governing Law . This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the conflict of laws rules of such state.

     8.10. Jurisdiction . Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court of competent jurisdiction in Vanderburgh County, Indiana, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the full extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

     8.11. Severability . Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     8.12. Specific Performance . Each party's obligation under this Agreement is unique. If any party should default in such party's obligations under this Agreement, each party acknowledges that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to damages and any other available rights or remedies, may sue in equity for specific performance, and the parties hereby expressly waive the defense that a remedy in damages shall be adequate. The parties also hereby expressly waive any requirement that the nondefaulting party or parties post a bond or similar security prior to obtaining and enforcing any specific performance.

     8.13. Attorneys' Fees . If any legal action or other proceeding, including arbitration or action for declaratory relief, is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, the Prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs, in addition to any other relief to which the party may be entitled.

     8.14. Counterparts and Signature Pages . This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Option Agreement effective as of the date first set forth above.

PROVIDER:	OPTIONEE:

MID-AMERICA ENVIRONMENTAL, LLC,	ALPHA LASER AND ALPHA IMAGING, LLC,
an Indiana limited liability company	a Delaware limited liability company

	By:	AMERICAN TONERSERV CORP. ,
By: /s/ Scott Althaus		a Delaware corporation
Name: Scott Althaus	Its:	Managing Member
Title: Member		By: /s/ Charles E. Mache Charles E. Mache Its: President and CEO
ALPHA IMAGING SOLUTIONS LLC,
an Indiana limited liability company

By: /s/ Jason Althaus	ATS:
Name: Jason Althaus
Title: VP of Sales/Member	AMERICAN TONERSERV CORP. ,
a Delaware corporation
PRINCIPALS:	By: /s/ Charles E. Mache Charles E. Mache Its: President and CEO
/s/ Scott Althaus
Scott Althaus

/s/ Jason Althaus
Jason Althaus

/s/ Aaron Althaus
Aaron Althaus

Exhibits:
Exhibit A	Form of Purchase Agreement
Exhibit B	Form of Long-term Note
Exhibit C	Form of Contingent Note
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Offer Letter
Exhibit F	Form of Stock Option Agreement

Schedules:
3.3(b)(1)	Sample Contingent Adjustment Calculation